UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

July 5, 2010
Date of Report (Date of earliest event reported)

AgFeed Industries, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-33674	20-2597168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

Suite A1001-1002, Tower 16, Hengmao Int’l Center Nanchang City, Jiangxi Province, China		330003
(Address of principal executive offices)		(Zip Code)

86-791-6669093 Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a)          In response to the notice provided by AgFeed Industries, Inc. (the “Company”) to the Nasdaq Stock Market LLC (“Nasdaq”) on July 7, 2010 and described in paragraph (b) of this Item and incorporated herein by reference, Nasdaq confirmed in a letter to the Company dated July 7, 2010, that the Company is no longer in compliance with Nasdaq Rules 5605(b)(1) and 5605(c)(2)(A).

(b)          On July 7, 2010, the Company notified Nasdaq that as a result of the resignation of Arnold Staloff from the board of directors of the Company, as described in Item 5.02 of this Current Report on Form 8-K, the Company no longer complies with: (i) Nasdaq Rule 5605(b)(1), which requires that a majority of the Company’s board of directors be independent under the criteria set forth in the Nasdaq Rules, and (ii) Nasdaq Rule 5605(c)(2)(A), which requires the Company’s audit committee consist of three directors meeting the independence criteria and having the qualifications set forth in the Nasdaq Rules.  As a result of Mr. Staloff’s departure, only two of the Company’s four remaining directors meet the independence criteria set forth in the Nasdaq Rules and the audit committee consists of only two members meeting the independence criteria and having the qualifications set forth in the Nasdaq Rules.  Pursuant to Nasdaq Rules 5605(b)(1) and 5605(c)(4)(A), the Company has until January 3, 2011 to regain compliance.  The Company must submit to Nasdaq documentation, including the biography of any new director, evidencing compliance with the Nasdaq Rules no later than this date.  The Company has initiated a search in order to identify an independent and appropriately qualified director to fill the vacancy left by Mr. Staloff in order to ensure the Company’s compliance with the Nasdaq Rules no later than this date.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)          On July 5, 2010, Mr. Staloff provided notice of his resignation to the board of directors of the Company in order to pursue other opportunities. To the knowledge of the Company’s management, his resignation was not a result of a disagreement with the Company on any matter relating to its operations, policies or practices. His resignation was effective as of July 6, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGFEED INDUSTRIES, INC.

Dated: July 9, 2010

	By:	/s/ Gerard Daignault
Gerard Daignault
Chief Operating Officer